Exhibit 99.1

Krystal Biotech Appoints Dr. Chris Mason and Dr. Jing Marantz to its Board of Directors

PITTSBURGH, January 4, 2021 – Krystal Biotech Inc., (“Krystal”) (NASDAQ: KRYS), the leader in redosable gene therapies for rare diseases today announced the appointment of Chris Mason, MD, PhD, FRCS, FMedSci, and Jing L. Marantz, MD, PhD, MBA to its board of directors.

“We are pleased to welcome Drs. Mason and Marantz to our board of directors,” said Krish S. Krishnan, Chairman and Chief Executive Officer of Krystal Biotech, Inc. “They bring significant gene therapy translational and rare disease commercial strategy expertise that will be invaluable as we continue on our mission to be a fully integrated rare disease company.”

Dr. Mason is a Founder and Chief Scientic Officer at AVROBIO, a clinical-stage, gene therapy company. He is a clinician-scientist with over 25 years of cell and gene therapy experience spanning research and development, clinical medicine, and bioprocessing. He is a Full Professor of Cell and Gene Therapy in the Advanced Centre for Biochemical Engineering, University College London. In 2019, he was elected as a Fellow of The Academy of Medical Sciences. He is also a Founder and Non-Executive Director of OriBiotech, a company focused on next-generation fully-automated cell therapy bioprocessing. Dr. Mason was instrumental in the founding of the Alliance for Regenerative Medicine (ARM), the UK-Israel Science Council, and the London Regenerative Medicine Network. He is on the SAB of number of companies as well as the UK Cell & Gene Therapy Catapult and the Canadian Centre for the Commercialization of Regenerative Medicine (CCRM). Dr. Mason is Senior Editor of the journals; ‘Cell and Gene Therapy Insights’ and ‘Regenerative Medicine’.

“I am very excited to join the outstanding team at Krystal Biotech, who are redefining in vivo gene therapy with their promising, redosable HSV-1-based approach.” said Dr. Mason. “Their innovative platform appears ideally suited to deliver the much-needed step change for the treatment of serious skin diseases at commercial scale, as well as the potential to address additional target tissues.”

Dr. Marantz has more than 20 years of experience in the biopharmaceutical industry across roles spanning development, medical affairs, business development, and commercial strategy in multiple specialties and rare diseases. She currently serves as the Senior Vice President, Head of Medical Affairs at Acceleron Pharma. Prior to joining Acceleron in 2020, Dr. Marantz was Senior Vice President, Head of Medical Affairs at Alnylam Pharmaceuticals where she built the medical affairs organization into a global footprint across 19 countries and led two successful global product launches (Onpattro and Givlaari). Prior to Alnylam, Dr. Marantz served as Vice President, Global Medical Affairs, Head of U.S. Medical Affairs and interim Head of Latin America Medical Affairs at Alexion Pharmaceuticals where she was responsible for three marketed rare disease products (Soliris, Strensig, and Kanuma). She previously held leadership positions at Biogen, ARIAD, and Millennium Pharmaceuticals across development, medical affairs, and business development.

“I’m delighted to join the board at such an exciting time as Krystal looks to commercialize its first product from its proprietary and differentiated gene therapy technology,” Said Dr. Marantz. “I look forward to contributing to Krystal’s effort to bring innovative therapies to patients with high unmet need while continuing to expand its platform and pipeline.”

About Krystal Biotech

Krystal Biotech, Inc. (NASDAQ:KRYS) is a pivotal-stage gene therapy company leveraging its novel, redosable gene therapy platform and in-house manufacturing capabilities to develop therapies to treat serious rare diseases.    For more information please visit http://www.krystalbio.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Krystal Biotech, Inc., including but not limited to statements about the development of Krystal’s product candidates, such as plans for the design, conduct and timelines of ongoing clinical trials of beremagene geperpavec (“B-VEC”), KB105, KB104, KB301 and KB407; the clinical utility of B-VEC, KB105, KB104, KB301 and KB407, and Krystal’s plans for filing of regulatory approvals and efforts to bring B-VEC, KB105, KB104, KB301 and KB407 to market; the market opportunity for and the potential market acceptance of B-VEC, KB105, KB104, KB301 and KB407; plans to pursue research and development of other product candidates; the sufficiency of Krystal’s existing cash resources; the unanticipated impact of COVID-19 on Krystal’s business operations, pre-clinical activities and clinical trials; and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, whether results of early clinical trials or trials will be indicative of the results of ongoing or future trials, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals, the availability or commercial potential of product candidates including B-VEC, KB105, KB104, KB301 and KB407, the sufficiency of cash resources and need for additional financing and such other important factors as are set forth under the caption “Risk Factors” in Krystal’s annual and quarterly reports on file with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Krystal’s views as of the date of this release. Krystal anticipates that subsequent events and developments will cause its views to change. However, while Krystal may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Krystal’s views as of any date subsequent to the date of this release.

CONTACTS:

Investors:

Whitney Ijem

wijem@krystalbio.com

Media:

Mary Coyle

TellMed Strategies

mary.coyle@tmstrat.com

Source: Krystal Biotech, Inc.